UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MESA LABORATORIES, INC.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MESA LABORATORIES, INC.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Telephone: (303) 987-8000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Friday, August 26, 2022

TO THE SHAREHOLDERS OF MESA LABORATORIES, INC.:

We invite you to the Annual Meeting of Shareholders (“Annual Meeting”) of Mesa Laboratories, Inc. (“we”, “our”, the “Company”, or “Mesa”), which will be held on Friday, August 26, 2022 at 9:00 a.m. Mountain Time at our corporate headquarters at 12100 West Sixth Avenue, Lakewood, Colorado 80228.

Shareholders will consider and act on the following matters:

1.	To elect the seven director nominees named in the accompanying Proxy Statement;
2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending March 31, 2023;
4.	To hold a non-binding, advisory vote regarding the frequency of voting on the compensation paid to the Company's named executive officers; and
5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only holders of our common stock at the close of business on July 1, 2022 will be entitled to notice of and to vote at this Annual Meeting, and any postponements or adjournments thereof.

Please vote your shares by signing and returning your proxy card, using telephone or internet voting, or at the Annual Meeting. This will assure that your shares will be voted, whether or not you attend the Annual Meeting. You may attend the Annual Meeting and vote in person even if you have previously granted a proxy.

By Order of the Board of Directors

/s/ Gary M. Owens

Gary M. Owens	July 14, 2022

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON AUGUST 26, 2022

The Mesa Laboratories, Inc. Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended March 31, 2022 ("fiscal year 2022") are available to view on the internet at: www.edocumentview.com/MLAB or www.mesalabs.com.

i

Annual Meeting Information

ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, August 26, 2022 at 9:00 a.m. Mountain Time

Solicitation of Proxy

The accompanying proxy is solicited on behalf of the Board of Directors of Mesa Laboratories, Inc. (“we”, “our”, the “Company”, or “Mesa”) for use during the Annual Meeting of Shareholders (“Annual Meeting”) of the Company to be held on Friday, August 26, 2022 at 9:00 a.m. Mountain Time and at any adjournment. In addition to the use of the mails, proxies may be solicited on the Company’s behalf by our Directors and employees by mail, telephone, email or in person. We may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of our common stock and will reimburse such persons for forwarding such material. We will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about July 14, 2022.

Execution and return of the enclosed proxy will not affect a shareholder’s right to attend the meeting and to vote in person. Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company at or prior to the meeting, by timely execution and delivery of a later proxy or by voting the shares in person at the meeting. A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by the person named in the proxy in accordance with the recommendations of the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

The enclosed proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy. If you wish to grant authority to vote for all nominees, check the box marked “FOR”. If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD”. If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the proxy in the space provided.

Meeting format

We will hold the Annual Meeting in person and will observe appropriate COVID protocols and health and safety procedures. Attendees will be required to adhere to physical distancing and other requirements consistent with orders of public health authorities. Attendees who are not fully vaccinated must wear facial coverings.

Stockholders of record and beneficial owners; broker non-votes

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” of those shares, and this Proxy Statement and related materials have been sent directly to you.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of such shares held in “street name,” and the proxy materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing or by following the instructions for submitting your voting instructions by telephone or on the Internet.

Broker non-votes occur when a nominee holding shares for a beneficial owner returns a properly executed or otherwise submitted proxy but has not received voting instructions from the beneficial owner, and such nominee does not possess discretionary authority on one or more proposals with respect to such shares. Brokers are not allowed to exercise their voting discretion with respect to the approval of matters which are considered “non-routine” under applicable rules without specific instructions from the beneficial owner. Of the proposals to be considered at the Annual Meeting, only Proposal 3 is considered "routine" for the purposes of these rules. Broker non-votes will not have any effect on the outcome of voting on the matters to be considered at the Annual Meeting.

Attending the Annual Meeting

To attend the Annual Meeting, you must be a shareholder on the close of business on the record date of July 1, 2022. Please note that the use of cameras and other recording devices will not be allowed at the Annual Meeting. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the Annual Meeting in order to vote in person.

Who can vote

If you were a shareholder of record of our common stock at the close of business on July 1, 2022, the record date for the Annual Meeting, you are entitled to vote in advance of the Annual Meeting using the 16-digit control number that appears on the proxy card or the instructions that accompanied the proxy materials. If you were a beneficial owner of our common stock held in street name on the record date, please check the voting instruction card provided by your broker, bank or other nominee to see what voting options are available and the procedures to be followed. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of July 1, 2022, there were 5,297,001 shares of common stock outstanding and entitled to vote.

Purpose of the Meeting

As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the meeting are as follows:

1.	To elect the seven director nominees named in this Proxy Statement;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending March 31, 2023;

4.	To hold a non-binding, advisory vote regarding the frequency of voting on the compensation paid to the Company's named executive officers; and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

VOTING SECURITIES

Our voting securities consist solely of shares of common stock, no par value per share.

The record date for shareholders entitled to notice of and to vote at the meeting is the close of business on July 1, 2022, at which time we had 5,297,001 shares of common stock outstanding; all shares are entitled to vote at the meeting. Shareholders are entitled to one vote, in person or by proxy, for each share of common stock held in their name on the record date.

A majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be counted as present for determining whether a quorum is present.

Questions and Answers About This Proxy Statement

The following responses to certain questions do not purport to be a complete statement of the information in this Proxy Statement and are qualified by the more complete information set forth hereinafter.

Who is asking for my vote?

The Board of Directors (the "Board") of the Company is sending this Proxy Statement, the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about July 14, 2022 to you and all of our other shareholders of record as of the close of business on July 1, 2022. The Board is soliciting your vote for the Annual Meeting.

Who is eligible to vote?

Shareholders of record who own shares of our common stock at the close of business on July 1, 2022 are eligible to vote. Each share of common stock is entitled to one vote.

Might the Annual Meeting be adjourned?

We do not intend to seek adjournment of the Annual Meeting unless we have insufficient votes to satisfy a quorum (which requires the presence of at least a majority of the outstanding shares). If that circumstance exists, we will consider the advisability of proposing adjournment to a specific time and place. If the meeting is adjourned, we will make a public announcement.

Why did you send me this document?

This document is a Proxy Statement. It provides you with information you should review before voting on the items listed in the Notice of Annual Meeting of Shareholders. You are receiving these proxy materials because you have the right to vote on these important items concerning your investment in Mesa.

How do I vote?

Shareholders of record: All shareholders of record may vote by written proxy card or in person at the Annual Meeting. Joint owners must each sign the proxy card. All shareholders of record may also vote by touchtone telephone using the toll-free telephone number on the notice or proxy card, or through the internet using the procedures and instructions described on the Notice or Proxy Card.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank, or Other Nominee If you were a beneficial owner at the close of business on the record date, please check the voting instruction card provided by your broker, bank or other nominee to see what voting options are available and the procedures to be followed. You may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank, or other nominee who is the stockholder of record with respect to your shares.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at our corporate offices at 12100 West Sixth Avenue, Lakewood, Colorado 80228 (telephone 303-987-8000), on Friday, August 26, 2022 at 9:00 a.m. Mountain Time.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that shareholders vote FOR the election of all the nominees listed in the proxy statement, FOR Proposals 2 and 3, and, with respect to Proposal 4, for annual future say-on-pay votes for Proposal 4.

How can I obtain more information about Mesa?

We have included an Annual Report to Shareholders with this Proxy Statement that contains additional information about Mesa. In addition, information is available on our website at www.mesalabs.com and through the EDGAR filings maintained by the Securities and Exchange Commission at www.sec.gov. Neither the Annual Report to Shareholders nor our website is incorporated into this Proxy Statement and they are not to be considered a part of the soliciting material.

BENEFICIAL Ownership of equity securities of the company

The following table sets forth the number of shares of our common stock owned beneficially as of June 24, 2022 (unless otherwise noted), by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding, by each of our executive officers and directors, and by all of our executive officers and directors as a group. This information gives effect to securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As far as is known, no person owns beneficially more than five percent of the outstanding shares of common stock as of June 24, 2022 except as set forth below. The percentage of beneficial ownership shown in the below table is based on 5,296,516 outstanding shares of common stock as of June 24, 2022.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (1)	Notes
Beneficial holders of 5% or more of outstanding common stock
BlackRock, Inc.	920,887	17.4%	Based solely on a report on Schedule 13G/A filed on January 27, 2022. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
Conestoga Capital Advisors, LLC	541,578	10.2%	Based solely on a report on Schedule 13G/A filed on January 10, 2022. The address of Conestoga Capital Advisors, LCC is 550 E. Swedesford Rd. Suite 120 Wayne, PA 19087.
The Vanguard Group	337,028	6.4%	Based solely on a report on Schedule 13G/A filed on February 10, 2022. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355
Royce & Associates, LP	342,738	6.5%	Based solely on a report on Schedule 13G/A filed on January 25, 2022. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151
Invesco Ltd.	275,652	5.2%	Based solely on a report on Schedule 13G/A filed on February 10, 2022. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309
Directors and named executive officers
John J. Sullivan Ph.D. (2)	73,794	1.4%
Gary M. Owens	55,538	*
John Sakys	36,378	*
Greg DiNoia	15,773	*
Brian Archbold	4,104	*
John Schmieder	73,976	1.4%
Evan C. Guillemin	34,770	*
Jennifer Alltoft	1,215	*
Shannon M. Hall	756	*
Shiraz S. Ladiwala	405	*
Tony Tripeny	-	*
All executive officers and directors as a group (10 in number)	296,709	5.5%

(1)

For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options or restricted stock units exercisable or vesting within 60 days after June 24, 2022 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(2)	Includes 30,000 shares held indirectly through a trust.
*	Represents less than 1 percent of the outstanding Mesa Labs common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than five percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than five percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, for the years ended March 31, 2022 and March 31, 2021, all required reports were filed on a timely basis under Section 16(a) of the Exchange Act.

ITEM 1.

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE “FOR” THE ELECTION OF THE NOMINEES, NAMED BELOW.

At the Annual Meeting, seven directors are to be elected. Each of the seven director nominees elected at the Annual Meeting will commence their term at the end of the Annual Meeting. Their terms will expire at the next annual meeting of the Company’s shareholders, and when a successor has been elected and qualified, or until such director’s earlier resignation or removal.

Shares represented by properly executed proxies will be voted, in the absence of contrary indication or revocation by the shareholder granting such proxy, in favor of the election of the persons named below as directors. The person named as proxy in the enclosed proxy has been designated by management and intends to vote for the election to the Board of the persons named below, each of whom is now a director of the Company. If any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Nominating and Governance Committee may designate. Management knows of no reason why any nominee would be unable to serve. The information presented herein with respect to the nominees was obtained in part from the nominee and in part from the records of the Company.

Re-election of each nominee for director requires that such nominee receive a plurality of the votes cast FOR his or her election. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Nominees for Director

Election of Directors

At the Annual Meeting, shareholders will vote on the seven nominees, all of whom are incumbent members of the Board. Each director nominee has consented to serve if elected.

There are no family relationships among our directors, or between our directors and executive officers.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Information about Board of Directors Nominees

The table below sets forth biographical information and qualifications for all of our director nominees and the positions held by each as of March 31, 2022. The age of each director is as of March 31, 2022. In addition to the specific qualifications, skills and experience described below, each incumbent director has demonstrated a strong work ethic and dedication to Mesa Labs, including coming prepared to meetings, supporting our strategic vision while asking constructive questions and challenging management in a productive way, and otherwise providing valuable oversight of our business on behalf of our shareholders. We also believe that each director, through their personal accomplishments and in their service to Mesa Labs, has demonstrated high integrity, strong intellectual acumen, solid business judgment, and strategic vision.

As shown below in our Board Diversity Matrix, two of our eight directors (25%) are females, one of our eight directors (13%) identified ethnic diversity, and one of our eight directors (13%) is LGBTQ+.

Board Diversity Matrix (As of July 14, 2022)
	Female	Male
Total Number of Directors	8
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
Asian		1
White	2	5
LGBTQ+	1

Unless otherwise indicated, no director has held any other directorships for the past five years.

Directors Standing for Re-Election
John J. Sullivan Chairman of the Board of Directors Age: 69 Director Since: 2009

Background:

John J. Sullivan, Ph.D. was appointed as the Chairman of the Board upon his retirement from his position as Chief Executive Officer and President in September 2017. Dr. Sullivan was previously promoted to the position of Chief Executive Officer and President, in March 2009. Dr. Sullivan joined us in October 2004 in the role of Vice President of Sales and Marketing and was promoted to the positions of President and Chief Operating Officer in 2006. In 1988, Dr. Sullivan joined Varian, Inc. (a major analytical instrument manufacturer) and served in various capacities in Research and Development, Sales and Marketing Management, and Business Development until 2004. In 1982, Dr. Sullivan joined the U.S. Food and Drug Administration’s Seattle District Laboratory as a Senior Research Scientist and worked there until 1988. From 1976 until 1980, Dr. Sullivan was employed as an Analytical Chemist at BioMed Research Labs (an independent research and testing laboratory). Dr. Sullivan received his Bachelor of Science degree in Biology from Western Washington University in 1976 and a Ph.D. degree in Food Science from the University of Washington in 1982.

Qualifications:

Dr. Sullivan's leadership resulted in many accomplishments during his 13-year tenure at the Company, such as expanding revenues and profits, acquisitions of new product lines, entering multiple new markets, and expanding our international reach. Dr. Sullivan's keen leadership continues to be a driving force behind our company's innovations and expansion.

Gary M. Owens President and Chief Executive Officer Age: 54 Director Since: 2017

Background:

Gary M. Owens was promoted to the position of Chief Executive Officer and President in September 2017. Mr. Owens joined us in March 2017 as our Chief Operating Officer. From 2006 through March 2017, Mr. Owens held several positions with Danaher Corporation. From 2016 through March 2017, Mr. Owens served as Corporate Vice-President of Strategic Development for Danaher Corporation and was seconded to Pall Corporation, a wholly owned subsidiary of Danaher Corporation as Commercial Integration Lead. From 2012 to 2016, Mr. Owens served as Vice-President and General Manager of Beckman Coulter Life Sciences, a wholly owned subsidiary of Danaher Corporation. From 2009 to 2012, Mr. Owens was Corporate Vice-President of Strategic Development for Danaher Corporation. From 2006 to 2009, Mr. Owens served as the Group Vice-President of Business Development for Danaher Industrial. From 1998 to 2006, Mr. Owens served in various product management, sales and business development roles for Canon Incorporated and Trilogy Software. From 1994 to 1998, Mr. Owens was a team leader for Bain & Company. Mr. Owens received his BSE in Mechanical Engineering from Tulane University in 1990 and his Master of Business Administration degree from Columbia Business School in 1994.

Qualifications:

Mr. Owens has extensive experience in business development (including acquisitions and subsequent integrations), business management, and championing continuous improvement and lean initiatives, while driving operational improvements. He provides the Board with significant experience in driving improvements in Mesa's existing business, implementing The Mesa Way, and in maturing our business development program.

John B. Schmieder Director Age: 53 Director Since: 2015

Background:

Mr. Schmieder has experience in corporate finance, public accounting, and investment banking, and provides consulting services to startup businesses and fertility clinics in the St. Louis area. From 2005 to 2021, Mr. Schmieder was the owner of multiple holistic health clinics in St. Louis, Missouri. Between 2006 and 2010, Mr. Schmieder also served as the President and Treasurer of the Acupuncture Association of Missouri. He worked at George K. Baum & Co. and Citizens Funds (which became Sentinel Investments) from 1998 to 2003. From 1995 to 2002, Mr. Schmieder served as an equity and financial analyst at May Department Stores (now Macy’s Corporation). From 1990 to 1993, Mr. Schmieder served in various positions, including senior auditor, at Arthur Andersen & Co. He received a Bachelor of Administration in Business degree from the University of San Diego in 1990, a Master of Business Administration with emphasis in finance and corporate strategy from the University of Michigan-Ann Arbor in 1995 and a Master of Oriental Medicine Degree from the Massachusetts College of Pharmacy and Health Science (formerly New England School of Acupuncture) in 2005.

Qualifications: Mr. Schmieder brings knowledge in finance, accounting, and a keen business expertise to our Board.

Jennifer S. Alltoft Director Age: 53 Director Since: 2020

Background:

Jennifer Alltoft was appointed as a director on March 4, 2019. Ms. Alltoft had a 32-year career at Pfizer, Inc., where she held multiple positions in Research and Development, Sales and Marketing, and General Management including Global Leadership of Pfizer’s Biosimilar Division from 2019 to 2019. Since 2021, Ms. Alltoft has led Business Development and Commercialization at Sumitovant Biopharma. Ms. Alltoft received a Higher National Certificate in Applied Biology from Bromley College in 1989, and a Bachelor of Science degree in Biological Sciences from North East Surrey College of Technology in 1992.

Qualifications: Ms. Alltoft has extensive experience in the pharmaceutical business and brings the Board expertise in sales and marketing and research and development.
Shannon M. Hall Director Age: 53 Director Since: 2020

Background:

Shannon Hall was appointed as a director on May 11, 2020. Ms. Hall currently serves on the Board of one privately-held company. Additionally, she has worked as an investor and advisor to multiple early stage startups, primarily in the life sciences industry since 2018 and co-founded Pow.bio in 2019. For 25 years, she worked at Bio-Rad Laboratories in progressive roles, including over ten years in executive leadership roles. She led core businesses at Bio-Rad Laboratories, creating effective leadership teams and improving sales growth and margins in her organizations. Ms. Hall received a Bachelor of Arts in Biology from the College of Saint Benedict.

Qualifications:

Ms. Hall's 25-year tenure at Bio-Rad Labs in progressive leadership roles positions her as an invaluable member of the Board. Her experience creating growth in core product lines and contributing to key acquisitions aligns with Mesa's strategy. Additionally, she brings many years of involvement and knowledge in biopharmaceutical research and development with a strong balance of technical skills and customer insight which complement Mesa's biopharmaceutical development growth strategy.

Shiraz S. Ladiwala Director Age: 56 Director Since: 2021

Background:

Shiraz Ladiwala was appointed as a director on September 1, 2021. During his 24 year career with Thermo Fisher Scientific, Mr. Ladiwala held various, progressive leadership roles in the areas of corporate strategy and development and business operations, including Senior Vice President of Strategy and Corporate Development and General Manager of Asia/ Pacific from 2013 until his retirement in August 2021. He received a bachelor’s degree in commerce from the University of Bombay and a Master of Business Administration from the University of Michigan Ross School of Business.

Qualifications:

Mr. Ladiwala has extensive experience building a world class life sciences company. He brings his significant corporate strategic development experience, extensive knowledge of the life sciences, bioproduction and diagnostics industries, and a background in international business operations. Mr. Ladiwala has a leadership style characterized by cultural adaptability, strong business acumen, and financial knowledge.

Tony Tripeny Director Age: 63 Director Since: 2022

Background:

Tony Tripeny was appointed as a director on June 23, 2022. Throughout his 36 years with Corning, Incorporated, Mr. Tripeny held various, progressive leadership roles in the areas of corporate accounting and finance, including Senior Vice President, Corporate Controller and Principal Accounting Officer and was appointed Executive Vice President, Chief Financial Officer in 2018, prior to his retirement in May 2022. He received a bachelor’s degree in economics from the University of Pennsylvania’s Wharton School of Business.

Qualifications:

Mr. Tripeny has significant corporate accounting and finance experience, extensive knowledge of the manufacturing, engineering, and life sciences industries, as well as expertise in international financial operations.

Director Nomination Process

In evaluating potential director candidates, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under the applicable Nasdaq rules. The Nominating and Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of relevant professional accomplishments, expertise relevant to our growth strategy, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board, and such other criteria as are deemed relevant by the Nominating and Governance Committee. The Board may retain an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates. Consistent with the policy of the Company, the Nominating and Governance Committee will strive to develop a Board that is diverse and inclusive regarding gender, race and ethnicity. The Board is committed to actively seeking to include highly qualified women and individuals from minority groups in the pool from which new director candidates are selected. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the diversity of the Board. In identifying potential director candidates, the Nominating and Governance Committee may rely on recommendations made by current directors and officers. Additionally, the Nominating and Governance Committee will consider candidates recommended by shareholders on the same basis as candidates recommended by other parties. The Nominating and Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge, and skills.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Board of Directors and management regularly review best practices in corporate governance and modify our corporate governance policies and practices as warranted.

Governance at Mesa
Board Functions and Responsibilities

● Mesa's corporate powers are exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the Board of Directors. The Board oversees the CEO and the other senior management in the competent and ethical operation of Mesa and assures that the long-term interests of shareholders are being served.

● The Board, with the assistance of management, reviews corporate strategies and establishes broad corporate policies, although it is not generally involved in day-to-day operating details.

● The Board meets regularly throughout the year to review significant developments affecting the Company and to act upon matters requiring Board approval. It also holds special meetings as required from time to time when important matters arise.

Board Independence

● Under applicable Nasdaq requirements, we are required to have a majority of independent directors, and all of the members of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee must be independent.

● The Board has affirmatively determined that each of the following individuals who served on the Board during fiscal year 2022 is an “independent director” as such term is defined in Nasdaq Listing Rule 5605: David M. Kelly, John B. Schmieder, Evan C. Guillemin, Jennifer S. Alltoft, Shannon M. Hall, Shiraz S. Ladiwala, and R. Tony Tripeny. Dr. Sullivan was a Mesa employee within the last three years and therefore is not "independent."

● The Board has also affirmatively determined that each member of each standing committee of the Board is independent.

● Our Board reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us. Based on that review, the Board determined that none of our directors has any relationships, transactions or arrangements that would compromise his or her independence. Mr. Owens is not an “independent director” because he is our employee; Dr. Sullivan is not an "independent director" because he was an employee of Mesa until January 1, 2021.

● There are no family relationships among the Named Executive Officers (“NEOs”), directors or any person chosen to become a director or executive officer.

Board Diversity

● The Board is committed to maintaining a suite of directors who bring a wide array of qualifications, skills and attributes to our Board.

● The Board believes that its membership should reflect a diversity of experience, gender, race, ethnicity, and age.

Lead Independent Director

● In the event the Board Chair is not an independent director, the independent directors may choose to elect, by majority vote, a “Lead Independent Director.” We previously had, but do not currently have, a Lead Independent Director.

Active Board Refreshment

● Directors terms are not staggered: Directors are elected at each Annual Meeting and serve a until the next Annual Meeting and a successor is duly elected and qualified or their earlier resignation or removal.

● 50% of the director nominees have joined the Board within the last five years.

● We have a balanced mix of short- and long-tenured non-executive directors, with an average director tenure of 6 years.

No Overboarding

● None of our directors have commitments on other Boards that would interfere with their ability to provide their full attention to the affairs of our Board.

● Currently, four of our directors serve on no other boards, and two of our directors serve on one other board (all private companies).

Risk Management

● It is a key responsibility of the members of our senior management team to identify, assess and manage the Company’s exposure to risk.

● Our Board provides oversight of the risk management process and monitors our overall risk profile. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

● The Board receives frequent reports from management of our financial performance, changes in and composition of consolidated balance sheet accounts, quality assurance program effectiveness, enterprise risk management, product liability risks and status of relationships with all business constituencies including customers, employees, suppliers and government entities.

● The Board routinely reviews our material litigation threats, product/market strategies, and operational activities.

● Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk, including environmental, social, and governance ("ESG") oversight, which is the primarily the responsibility of the Nominating and Governance Committee.

● Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the following areas:

◦oversees legal and regulatory compliance;

◦discusses with management and the independent auditors guidelines and policies with respect to risk assessment and risk management;

◦reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures;

◦monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk;

◦ monitors compliance with disclosure controls and procedures; and

◦established and maintains an anonymous whistleblower hotline to encourage early reporting of accounting irregularities or other violations of our codes of ethics.

● We also have a separate independent hotline that employees can call administered by Employers Council.

Minimum Equity Ownership Guidelines

● Within five years after his/her first election to the Board, each non-employee director must acquire and continue to own shares of the Company's common stock with a minimum then-current market value of at least three times the director's total annual compensation.

Board Self-Evaluation	● The Board conducts an annual self-assessment process coordinated by the Nominating and Governance Committee, including individual director assessments.
Accountability

● The Board met seven times during fiscal year 2022. Each director attended all of the Board meetings, and at least 75% of the regular and special meetings of the committees on which they serve, either in person or telephonically.

● Directors are required to prepare for each meeting by reviewing materials distributed in advance.

● In fiscal year 2021, our Board adopted Governance Guidelines. These principles address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general.

● We do not have a shareholder rights plan / poison pill.

Succession Planning

● The Board of Directors has primary responsibility for executive succession planning, while the Nominating and Governance Committee, in conjunction with the Board Chair, is responsible for Board member succession planning.

Director Orientation and Development

● Orientation and training programs are established for new directors to familiarize them with Mesa's products, markets, and organization, along with corporate governance issues.

● Additional training is provided for directors in leadership roles.

● A continuing education program for all directors has been established to keep Board members abreast of best practices in corporate governance and emerging business trends.

Code of Ethics

● We have a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees and directors.

● The Code of Ethics contains written standards that are designed to deter wrongdoing and includes provisions regarding ethical conduct, conflicts of interest, proper disclosure in all public communications, compliance with all applicable governmental laws, rules and regulations, and the prompt reporting of violations of the Code of Ethics and accountability for adherence to the Code of Ethics.

● A copy of the Code of Ethics is available on our website at https://investors.mesalabs.com/governance.

● Based on information submitted by the directors and executive officers, none of our directors or executive officers is involved in, or has been involved in, legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any such director or executive officer.

Corporate Sustainability

Our quality control and calibration products and solutions are used globally to protect the integrity of processes and ensure safety. By delivering the highest caliber products and services possible to a broad range of industries and applications, we are committed to protecting society and individuals. In alignment with the value we bring to our customers, we believe that conducting our business by sustaining the environment, supporting our local communities, embracing diversity and inclusion, and adhering to a strong culture of compliance and ethics will positively impact our customers, stockholders, employees, community, and the environment. The following highlights some ESG accomplishments and initiatives.

Our Commitment to ESG
Manufacturing Quality Health and Safety	● Our manufacturing facilities are certified to the ISO 13485 or ISO/IEC 17025 standards.
Strategy Planning

● Management develops and maintains a robust strategic planning process including corporate development.

● The Board provides input and approves management's strategic development plans and regularly reviews progress against strategic plans as well as overseeing financial outcomes.

Health and Safety

● We are committed to employee safety and health with our safety management program, safety training, and policies for handling hazardous materials.

● Safety is a key performance indicator which is discussed during daily meetings by manufacturing employees. We develop and enforce preventative safety measures.

● In the current COVID-19 environment, we have taken additional steps to ensure the safety of all employees and at times during the fiscal year, based on health and safety recommendations from local and federal authorities, have enforced appropriate measures as necessary at each of our physical locations.

Environmental Sustainability

● Our operations largely consist of light assembly and calibration of instruments which inherently results in a relatively low carbon output across our facilities.

● We undertook renovations to our Lakewood, Colorado facility over the past two fiscal years and are in the process of planning to move into a new, environmentally-conscious, leased space in Uppsala, Sweden. We plan to select environmentally-conscious options, including energy efficient LED lighting, energy efficient windows, and high efficiency sanitary equipment.

● We continuously evaluate our energy consumption in all of our facilities and pursue options to reduce our environmental impact through reduced energy consumption, including sourcing carbon free energy in our Uppsala, Sweden facility.

● We offer hybrid and fully-remote options to most of our commercial, product development, and administrative positions, reducing the environmental impact of employees commuting to the nearest office.

● We have evaluated energy consumption in our facilities and utilize our continuous improvement approach, The Mesa Way, to review opportunities to reduce our environmental impact as a regular part of our improvement initiatives.

● All of our facilities have recycling programs to further reduce waste and limit our negative impact on the environment.

Diversity and Inclusion

● We are committed to fostering and promoting a globally diverse, inclusive, and fully participative work environment where all sources of talent and ideas for improvement are equally valued and engaged.

● We are dedicated to the principles of equal employment opportunity. We prohibit unlawful discrimination against applicants or employees extending our policies and protections beyond those statutorily required.

● Our management is dedicated to ensuring the fulfillment of these policies with respect to hiring, placement, promotion, transfer, demotion, layoff, termination, recruitment advertising, pay (and other forms of compensation), training, and general treatment during employment.

● Two directors are female and one is LGBTQ+, together representing 43% of the non-executive board of director nominees.

● We require recruiters working with us to present candidates in the spirit of diversity and inclusion.

Employee Engagement

● As part of The Mesa Way, We Always Learn. We ensure that improvements are sustained, enabling us to raise performance expectations and repeat the cycle of improvement. This strengthens our team by providing continual learning opportunities for our employees and helps us to become an employer of choice in our communities.

● Employee-led and company-sanctioned groups of those who share similar interests that also promote ESG goals including exercise groups and an annual victory garden contest.

● We utilize employee survey tools to solicit feedback on topics related to our culture and other drivers of engagements (recognition, leadership, etc.). Feedback received is discussed by the executive staff team and action plans are created to respond to feedback where appropriate.

● For the fiscal year ending March 31, 2023 ("fiscal year 2023"), we plan to continue to expand our internal training, professional development and employee engagement programs.

Community Investment and Engagement

● We have an employee-led culture committee that includes representation from employees of all levels and across several Mesa locations. In fiscal year 2022, the culture committee engaged in local giveback and community efforts including, among the initiatives, making and donating masks and face shields using our 3-D printers, and donating to food banks.

● Our Bozeman facility contracts with Reach, Inc. to employ adults with developmental disabilities to reprocess our MIST media tubes by emptying them out and cleaning them. In addition to supporting the community, this avoids disposing of the glass vials.

Data Security and Privacy

● We maintain privacy policies, management oversight, accountability structures and technology processes designed to protect privacy and personal data.

● We maintain a data security program, including regular reports to the Board.

ESG Governance

● A cross-functional working group formed in fiscal year 2022 is comprised of members of the Board and management to spearhead ESG planning, strategy, and execution.

● Our Nominating and Governance Committee has primary Board responsibility for oversight of our ESG program.

● Strong focus on corporate governance with best practices in corporate governance (see Governance at Mesa on page 8).

Executive Sessions

Our independent directors met in executive session without management present at the end of each regularly-scheduled Board meeting during fiscal year 2022. At regularly scheduled meetings of the Audit Committee, executive sessions are held at the end of each meeting, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate. The Compensation Committee meets frequently without any members of management present.

Committees of the Board of Directors

Our Board has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above. Each Committee operates pursuant to a written charter (which is reviewed annually and reassessed for adequacy) adopted by our Board, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at https://investors.mesalabs.com/governance. In addition to the committees mentioned above, the Board may convene special committees to consider various other matters as they arise.

Audit Committee

Pursuant to its charter, the Audit Committee assists the Board in overseeing (i) the financial statements and audits of the Company, (ii) our compliance with financial reporting requirements, (iii) the independence and performance of our internal and external auditors, (iv) the integrity of our financial statements and systems of internal control, and (v) implementation and effectiveness of our disclosure controls and procedures. The committee also acts to ensure open lines of communication among our independent auditors, accountants, internal audit function and financial management. The Audit Committee charter further requires the Audit Committee to, among other things:

●	Review the annual audited consolidated financial statements with management and the independent auditors and determine whether to recommend to the Board that they be included in our Annual Report on Form 10-K;
●	Review proposed major changes to our auditing and accounting principles and practices;
●	Review and evaluate our system of internal control;
●	Review significant financial reporting issues raised by management or the independent auditors;
●	Approve the compensation of the independent auditors for annual audit and quarterly review work, and pre-approve audit and permitted non-audit services provided by our independent auditors;
●	Review the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee;
●	Review quarterly earnings releases and financial statements; and
●	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters as well as the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the Company's management and independent auditors which, in their reports, express opinions on the fair presentation of the Company's financial statements and the effectiveness of the Company's internal control over financial reporting. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent audit firm.

The Audit Committee held four meetings during fiscal year 2022. The members of the Audit Committee are Messrs. Guillemin (Chairperson) and Schmieder and Ms. Alltoft. Messrs. Guillemin and Schmieder and Ms. Alltoft were present at each meeting held. Our Board has determined that each is “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge of financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Evan Guillemin as an “audit committee financial expert,” as defined under the applicable rules of the SEC.

Compensation Committee

Pursuant to its charter, the Compensation Committee assists the Board in fulfilling its oversight responsibilities over the compensation of executive officers and administration of our compensation and benefit plans. In accordance with its charter, the Compensation Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance, and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The Compensation Committee met seven times during fiscal year 2022. Six of the seven meetings were attended by all members of the committee.

The Compensation Committee charter also grants the Compensation Committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The Compensation Committee may delegate any of its functions and powers to its subcommittees or the Chief Executive Officer or any other executive officer or employee of the Company if the Compensation Committee determines that such delegation is necessary or appropriate, unless such delegation would be contrary to the intent of the Board, our Bylaws or Articles of Incorporation, or applicable law or Nasdaq rules.

The Compensation Committee has also been appointed by the Board to administer the Mesa Laboratories, Inc. 2021 Equity Plan (the "2021 Equity Plan”) and to make awards under the 2021 Equity Plan, including as described below under the heading "Compensation Discussion and Analysis." The Compensation Committee has for several years, including in fiscal year 2022, delegated its authority under the plan to our Chief Executive Officer to make grants to non-executive officer level employees, within limitations specified by the committee.

The Compensation Committee retained Pay Governance LLC (“Pay Governance”), an independent executive compensation consulting firm, to provide the Compensation Committee with advice regarding compensation matters for fiscal year 2022. All of the fees paid to Pay Governance were in connection with the firm’s work on executive compensation matters on behalf of the Compensation Committee; no fees were paid to the firm for any other work. Pay Governance was retained with the Compensation Committee, and the committee determined that the firm’s service to Mesa did not and does not give rise to any conflict of interest, and considers Pay Governance to have sufficient independence from our Company and executive officers to allow it to offer objective advice.

The Board has determined that each member of the committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code. Our Chief Executive Officer and/or other officers, upon request, may attend selected meetings of the Compensation Committee. No member of the Compensation Committee nor any organization of which any member of the committee is an officer or director received any payments from us fiscal year 2022, other than the payments disclosed under the heading “– Director Compensation” below.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of the end of fiscal year 2022 were Ms. Hall (Chairperson) and Messrs. Guilleman, Kelly, and Ladiwala. No member of the Compensation Committee was, during fiscal year 2022, a Mesa officer or employee or had a business relationship with or conducted any transactions with us that are required to be disclosed under Item 404 of SEC Regulation S-K, and no such member has ever served as an officer at Mesa. During fiscal year 2022, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or the Board.

Nominating and Governance Committee

The Nominating and Governance Committee assists the Board in identifying qualified individuals to become members of the Board, oversees, reviews and where appropriate, makes recommendations concerning the Company’s corporate governance guidelines, and conducts an annual self-assessment of the Board performance. The Nominating and Governance Committee met two times during fiscal year 2022. The members of the Nominating and Governance Committee during fiscal year 2022 were Mr. Schmieder (Chairperson), Ms. Alltoft, and Ms. Hall.

How to Contact the Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board of Directors by writing to all or any of the following: Audit Committee Chairman, Compensation Committee Chairman or Nominating and Governance Committee Chairman, c/o Corporate Secretary, Mesa Laboratories, Inc., 12100 West Sixth Avenue, Lakewood, CO 80228.

Director Compensation

The following table reflects the compensation program for our directors, which was approved by the Board during fiscal year 2022 upon a recommendation from the Compensation Committee.

Non-Employee Director Compensation	Retainer (1)	Annual Restricted Stock Units (2)
Annual Director Retainer:	$50,000	$115,000
Committee Chair Retainer:
Audit	10,000	-
Compensation	10,000	-
Nominating and Governance	10,000	-
Chairperson of the Board	45,000	-

(1)

Retainers have historically been paid quarterly in cash, with total annual payments as follows: $50,000 annual director retainer; $10,000 for chair of audit, compensation or nominating and governance committee; and $45,000 for chairperson of the board.  Dr. Sullivan elected to receive cash for his retained in the first quarter of fiscal year 2022 and RSUs in lieu of cash for the second, third, and fourth quarter of fiscaly year 2022. Mr. Ladiwala elected to receive his retainer in the form of RSUs for fiscal year 2022. Due to uncertainty related to COVID-19 the Compensation Committee proposed, and the Board of Directors approved, that all of the Board compensation for August 2021 through May 2022 would be issued in the form of RSUs, including all retainers. Historically, including in fiscal year 2022, RSUs valued at $115,000 have been granted in addition to retainers.

(2)

RSUs represents the right to receive shares of our common stock upon vesting. RSUs are granted to non-employee directors annually. The number of shares subject to the award is based on the closing price of our common stock on the grant date, less the present value of dividends expected to be paid during the vesting period. The awards typically vest in full on the first anniversary of the grant date.

The Compensation Committee of the Board reviews and makes recommendations to the Board on compensation provided to non-employee directors at least annually, as required by its charter. In fiscal year 2022, the retainer for the Chariman of the Board of Directors was increased from $20,000 per year to $45,000 per year. The Compensation Committee of the Board of Directors elected to increase the retainer for the Chairman of the Board position to be in line with what peer companies pay for the position. Directors who are full time employees of Mesa Labs do not receive compensation for their services as directors. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for Board and committee meetings.

The compensation paid to each non-employee director who served during fiscal year 2022 is set forth below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
John Sullivan	17,500	210,200	-	227,700
Evan C. Guillemin	60,000	115,116	-	175,116
John Schmieder	60,000	115,116	-	175,116
David M. Kelly (2)	57,500	115,116	-	172,616
Jennifer S. Alltoft	50,000	115,116	-	165,116
Shannon M. Hall	52,500	115,116	-	167,616
Shiraz S. Ladiwala	-	124,230	-	124,230

(1)	Reflects the grant date fair value under FASB Topic 718 of RSUs awarded to each director. Each of Dr. Sullivan, Messrs. Guillemin, Schmeider, Kelly, and Mses. Alltoft and Hall received an annual non-employee director RSU award covering 431 shares on September 1, 2021. In addition, Dr. Sullivan's retainer for Board participation for the second, third, and fourth quarter of fiscal year 2022 was also paid in the form of 356 RSUs, which were awarded on September 1, 2021. The grant date fair value of those RSUs was $267.09 per unit, the closing price of our stock on September 1, 2021, less the present value of expected dividends not received during the vesting period. Mr. Ladiwala received an annual non-employee director RSU award covering 282 shares on November 15, 2021. In addition, Mr. Ladiwala's retainer for Board participation was paid in the form of 123 RSUs, which were awarded on November 15, 2021. The grant date fair value of those RSUs was $306.74 per unit, the closing price of our stock on November 15, 2021, less the present value of expected dividends not received during the vesting period. The RSUs awarded on September 1, 2021 vest on the first anniversary of the grant date, and the awards granted on November 15, 2021 vest on August 15, 2022, subject to the director’s continued service as a director through the vesting date. As of March 31, 2022, Dr. Sullivan held 847 unvested RSUs, Messrs. Guillemin, Kelly, and Schmieder, each held 491 unvested RSUs, Mses. Alltoft and Hall each held 431 unvested RSUs, and Mr. Ladiwala held 405 unvested RSUs.
(2)	Mr. Kelly retired from the Board effective April 3, 2022 and will retain the director RSU award granted September 1, 2021, which will continue to vest on the original schedule according to the retiree provisions of the 2021 Equity Plan.
Note:	No stock options were granted to members of the Board of Directors during fiscal year 2022. The aggregate number of options held by each director from previous years' grants as of March 31, 2022 was as follows:

Name of Director	Aggregate Number of Stock Options Owned as of March 31, 2022
John Sullivan (a)	25,219
Evan C. Guillemin	2,770
John B. Schmieder	2,021
David M. Kelly	569
Shannon Hall	-
Jennifer S. Alltoft	-
Shiraz S. Ladiwala	-

(a)	Dr. Sullivan was awarded 450 stock options as a director, with the remainder awarded as an employee of Mesa.

Stock Ownership Guidelines

During fiscal year 2021, we adopted stock ownership guidelines that state that within five years after their first election to the Board, each non-employee director shall acquire and continue to own, at a minimum, a number of shares of Company common stock having a then-current market value of at least three times the director's current total annual retainer. Each of Dr. Sullivan and Messrs. Evan Guillemin, Schmieder, and Kelly met the stock ownership guidelines in fiscal 2022, while each of the remaining directors were still in their grace period.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers, and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for fiscal year 2022. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives regarding the compensation of our named executive officers that appear following this section.

Named Executive Officers

In addition to Gary Owens, our Chief Executive Officer, whose biography is included in the Nominees for Director section above, our executive officers as of March 31, 2022 were as follows:

Information about our Executive Officers
John Sakys Chief Financial Officer Age: 53

John Sakys joined Mesa in October 2012 as Chief Financial Officer. From 2009 through October 2012, Mr. Sakys held several positions with The Berry Company, LLC, and its predecessor company, Local Insight Regatta Holdings, Inc., most recently as its Vice President and Chief Accounting Officer. From 2001 to 2009, Mr. Sakys was the Vice President and Chief Financial Officer of Isonics Corporation, a former Nasdaq listed company based in the Denver area. From September 2000 to April 2001, Mr. Sakys was Controller of AuraServ Communications. From July 1998 to September 2000, Mr. Sakys was Director of Financial Reporting for Media One, Inc. From December 1994 to July 1998, Mr. Sakys was an audit manager at Ernst and Young LLP. Mr. Sakys received his Bachelor of Arts degree in Business Economics with an emphasis in accounting from the University of California at Santa Barbara in 1990 and is a Certified Public Accountant.

Greg DiNoia Senior Vice President of Commercial Operations Age: 57

Greg DiNoia joined Mesa in November 2017 as Senior Vice President and left the Company in July 2022. From 2008 through November 2017, Greg held several positions with Danaher Corporation. During his Danaher tenure, Greg served as Global Vice President of Trojan Technologies, North American Vice President of Sales, Service and Customer Support at Hach, and Vice President and General Manager of North American Sales at Gilbarco Veeder Root, all of which are wholly owned subsidiaries of Danaher. From 1997 to 2008, Greg was Vice President, Americas for Metrologic Instruments. Mr. DiNoia received his Bachelor of Science degree in Biology from the College of William and Mary.

Brian Archbold Senior Vice President of Continuous Improvement Age: 47

Brian Archbold joined Mesa in January 2018 as Senior Vice President, Continuous Improvement. From January 2015 to 2018, Mr. Archbold worked for Quadion LLC, a global manufacturer of medical and automotive components, as Vice President of Global Operations. From September 2012 to January 2015, Mr. Archbold was Director of Operations for Beckman Coulter, part of the Danaher Corporation. Prior to Danaher, Brian was with Thermo Fisher Scientific where he held various senior leadership positions of progressive responsibility in Operations. Mr. Archbold began his career with IBM in Supply Chain Management. Mr. Archbold has a Bachelor of Science degree from Central Michigan University and his MBA from Michigan State University.

Compensation Philosophy

The Compensation Committee directly supervises our executive compensation program for our named executive officers identified above (our "NEOs"). The Compensation Committee has designed a compensation program for NEOs to attract, retain and motivate talent in our competitive market environment while focusing the executive team and the Company on the creation of long-term value for our shareholders. The Compensation Committee has the authority to engage outside consultants or purchase compensation surveys, if needed, for evaluation of executive compensation levels.

We have designed our compensation programs for our NEOs to:

●	attract and retain high performing and experienced executives;
●	motivate and reward executives whose knowledge, skills and performance are critical to our success;
●	be performance based, with variable pay constituting a significant portion of total compensation;
●	align the interests of our executives and shareholders by motivating executives to increase shareholder value;
●	foster a shared commitment among executives by coordinating their goals;
●	avoid incentive compensation designs that may lead to excessive risk taking;
●	be competitive with companies in our peer group; and
●	motivate our executives to manage our business to meet our short-term and long-term objectives and reward them for meeting these objectives.

The Committee also believes it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

Components of Compensation

Our executive compensation program is comprised of three primary components:

	Base Salary	Short-Term Incentive Plan (Annual Cash Bonus)	Equity Compensation (Stock Options, Performance Share Units, Restricted Stock Units)
Role in Total Compensation	Provides fixed compensation and helps attract and retain executive talent.	Rewards our executives based on their performance relative to the Company’s annual key performance metrics and individual performance goals.	Aligns the incentives for our executive officers with the interests of our shareholders and rewards our executives for creating shareholder value.
Determination	Determined based on the importance of the executive’s position within the Company, the experience of the executive, and external market data.	Determined under our Company’s management bonus plan, which provides for target bonus amounts based on external market data approved by the Compensation Committee, and with actual payouts based on achievement against revenues and profit growth goals established by the Compensation Committee at the beginning of each year, adjusted for individual performance.	Number and type of awards is determined based on the executive’s position within the Company, external market data, and individual performance.

The total compensation package reflects our “Pay for Performance” philosophy, which couples employee rewards with the interests of our shareholders. We believe strongly that retention and motivation of successful employees is in the long-term interest of our shareholders.

2022 Compensation Actions

Below are some of the changes to executive compensation for fiscal year 2022:

Individual Executive Performance

Cash payment under the short-term incentive plan was adjusted based on each executive's performance against their individual goals, including the CEO.

Long-Term Incentive Awards

Long-term equity compensation was made in the form of stock options, PSUs, and RSUs for fiscal year 2022. Our CEO received 74% of his equity compensation in PSUs, 18% in RSUs, and 9% in stock options, while our other NEOs received 65% of their equity compensation in RSUs and 35% in stock options. The vesting period for stock options is a three year graded vesting term.

Company Performance Overview for the Fiscal Year Ended March 31, 2022

Our Company made significant progress toward our long-term goals during fiscal year 2022:

●	We continued to develop and implement The Mesa Way, which is our customer-centric, lean-based system for continuously improving and operating a set of high-margin, niche businesses.
●	We acquired Agena Bioscience, Inc., the largest acquisition in our company’s history, on October 20, 2021.
●	Revenues increased 38% to $184.3 million, the highest in our Company’s history.
●	Non-GAAP adjusted operating income (“AOI”)(1) increased 5% to $37.9 million.
●	Organic revenues growth increased 13%.
●	We achieved 74% gross profit as a percentage of revenues in our Sterilization and Disinfection Control division, our largest reportable segment.

(1)

AOI, or adjusted operating income, is a non-GAAP measure defined as operating income plus the non-cash impact of amortization of intangible assets acquired in a business combination, and stock-based compensation. AOI for the fiscal years ended March 31, 2022 and 2021 was calculated as follows:

	Year Ended
	March 31,
	2022	2021
Operating income (GAAP)	$4,702	$12,358
Amortization of intangible assets acquired in a business combination	21,806	14,513
Stock-based compensation expense	11,391	9,268
Adjusted operating income (non-GAAP)	$37,899	$36,139

Compensation Best Practices

We believe our executive compensation program is competitive, is aligned with current governance trends, and contains stockholder-friendly features as outlined below:

●	Pay for Performance – A significant portion of our NEO pay is performance-based.
●	No golden parachute excise tax gross-ups.
●	All members of the Compensation Committee are independent directors.
●	We use external benchmarking for compensation decisions.
●	We use independent compensation consultants where appropriate.
●	No executive-only retirement plans.
●	No excessive executive perks.

Setting Executive Officer Compensation

The Compensation Committee researches compensation levels by investigating compensation data from comparable companies, purchasing third party compensation surveys or engaging compensation consultants. For fiscal year 2022, the data used was provided by Pay Governance. The acquired data is evaluated by the Compensation Committee and is one factor used to establish compensation plans for our NEOs, in addition to discussions with representatives from Pay Governance. Compensation decisions for the upcoming fiscal year are typically made at a meeting of the Compensation Committee shortly after the end of each fiscal year. Once final financial and operational results for the year are available, the Compensation Committee is able to assess the performance of the NEOs.

Benchmarking

To help establish competitive compensation levels, the Compensation Committee examined executive compensation survey data from Pay Governance, including base salaries, short-term and long-term incentive compensation, and total cash compensation. The survey data was tailored to include only those U.S. public companies in the medical equipment and device and life science tools and diagnostics segments with revenues averaging approximately $200 million per year. This included companies that produce both medical devices and general electronic instruments, along with consumable supplies. The data from this analysis was used by the Compensation Committee as one factor in determining compensation levels for base salary and total compensation.

Compensation benchmarking also takes into account compensation data disclosed in the peers’ proxy statements. Based on Pay Governance's recommendation, the Compensation Committee used the following peer group for fiscal year 2022 compensation decisions:

●	Azenta, Inc.
●	Bio-Techne Corporation
●	Cardiovascular Systems, Inc.
●	Cryoport, Inc.
●	Haemonetics Corporation
●	Heska
●	Ligand Pharmaceuticals Icorporated
●	Meridian Bioscience, Inc.
●	NEOGEN
●	NeoGenomics, Inc.
●	Repligen Corporation

Determination of Target Compensation

The Compensation Committee targets total compensation levels to be competitive with comparable companies in terms of size (as measured by revenues and market capitalization), our industry segments and geographic locations. However, we do not target compensation at a specific percentile level.

The Compensation Committee’s consideration of the primary elements of compensation (base salary, Short-Term Incentive Plan, and equity compensation) for all NEOs is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2022, the Compensation Committee considered and applied a number of measures to evaluate the named executive officers, including:

●	Consolidated Company financial performance;
●	Prior individual performance and compensation;
●	The complexity and scope of the responsibilities of the NEO’s position, as well as any changes to such responsibilities;
●	The NEO’s overall experience, as well as experience at Mesa Labs;
●	Market and survey data provided by our compensation consultant;
●	In the case of the CEO, the Committee’s evaluation of individual performance;
●	In the case of the other NEOs, the CEO’s assessment and recommendations regarding individual performance.

As CEO, Mr. Owens has the broadest complexity and scope of responsibilities, as he oversees all aspects of our operations. Our other NEOs report directly to Mr. Owens. Individual performance against performance targets will vary among the NEOs.

Individual goals and objectives varied for each named executive officer based on his area of responsibility. Although these goals and objectives are all considered important, they are not assigned any particular weight for incentive compensation purposes. In fiscal year 2022:

●

Mr. Owens’ individual goals and objectives related to acquisitions, integration of past acquisitions, legal and regulatory compliance, customer relations, product quality, employee relations and retention, organizational development, safety performance, process improvement, investor relations, revenues and adjusted operating income growth.

●

Mr. Sakys’ individual goals and objectives related to financial reporting and compliance, working capital initiatives, financing initiatives, investor relations, cost management, regulatory compliance, acquisitions integration, employee relations and retention, business strategy initiatives, and revenues and adjusted operating income growth.

●

Mr. DiNoia’s individual goals and objectives related to bookings growth, establishment of commercial presence with respect to acquisitions, business unit financial performance, business unit organizational leadership, customer relations, employee relations and retention, new product introductions, quality leadership, and revenues and adjusted operating income growth.

●

Mr. Archbold’s individual goals and objectives related to acquisitions and divestitures and integration, supply chain continuity, business unit financial performance, business unit organizational leadership, customer relations, employee relations and retention, service quality leadership, and revenues and adjusted operating income growth.

The Compensation Committee believes that our underlying executive compensation program appropriately reflects annual financial performance and rewards and motivates behaviors that can create long-term shareholder value. For fiscal year 2022, the Compensation Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, as well as the Company’s actual performance against the targeted financial performance for payment of incentive compensation, making adjustments at its discretion. As a result, the Committee approved the fiscal year 2022 compensation described in the following pages for each of the named executive officers.

Compensation Mix

The following chart illustrates our "Pay for Performance" philosophy, which heavily weights targeted compensation toward performance-based pay elements.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year and to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions.

As of March 31, 2022, the annualized base salary of each of our NEOs was as follows:

Executive	2021 Cash Base Salary (as of March 31, 2021)	2021 Grant Date Fair Value of RSU Salary Replacement (As of March 31, 2021)(1)	2021 Total Salary (as of March 31, 2021)	2022 Cash Base Salary (as of March 31, 2022)	2021 to 2022 Increase Salary (2)
Gary Owens	$510,000	$90,211	$600,211	$620,000	3%
John Sakys	$336,600	$37,428	$374,028	$390,000	4%
Greg DiNoia	$307,156	$34,330	$341,486	$341,285	-
Brian Archbold	$250,614	$27,977	$278,591	$320,000	15%

(1)	Fiscal year 2021 NEO cash salaries were temporarily reduced from fiscal year 2020 and substituted with RSUs in the percentage amounts as follows, as one element of the Company's preemptive measures to ensure continued liquidity during the COVID-19 pandemic: Mr. Owens 15% and Messers. Sakys, DiNoia, and Archbold 10%.
(2)	NEO salaries increased from fiscal year 2021 as a result of successful company performance and navigation through the COVID-19 pandemic and market adjustments.

Short-Term Incentive Plan

The Compensation Committee believes it is in the best interest of our shareholders to have a substantial component of total compensation “at-risk” and dependent upon financial performance. The Short-Term Incentive Plan is our annual cash incentive program for employees at the management level and above and provides one type of “at-risk” compensation. Under the Short-Term Incentive Plan, target bonus amounts are set for each NEO, using input from Pay Governance, based on the NEO’s position in the Company and based on a competitive compensation analysis of our peer group and relevant survey data. In a typical year, the actual annual bonus amount earned under the Short-Term Incentive Plan ranges from 0% - 200% of the target bonus established for each individual, based on a company performance factor (“CPF”) that may be adjusted for individual performance. If our financial performance was poor, bonus payments could be at or near $0.

The company performance factor is measured by two variables: revenues growth, which was weighted 50%, and AOI growth, which was weighted 50%. These variables were approved by the Compensation Committee at the beginning of the year and are considered by the Compensation Committee to be a reliable indicator for the creation of long-term shareholder value. The Compensation Committee reserves the right to adjust payments under the Short-Term Incentive Plan in the case of unusual circumstances, events, or economic conditions in general.

For fiscal year 2022, the CPF targets set by the Board were considered appropriately rigorous based on the budgeted overall growth that was expected from our various product lines, giving consideration to uncertainty in the regulatory and macroeconomic environment at the time the budget was created. As depicted below, the company performance factor for fiscal year 2022 was achieved at 173% of target, based on a discretionary adjustment by the Compensation Committee.

Metric	Target (100% payout)	Actual	Achievement Percentage Points Over Target	Weighting	Board Discretion CPF Payout
Revenue Growth (1)	10.2%	13.1%	2.9%	50%	197%
Adjusted Operating Income Growth (2)	8.8%	11.1%	2.3%	50%	147%
Company performance factor:					173%

(1)	Revenues growth excludes the results from Agena Biosciences Inc as it was acquired during fiscal year 2022.
(2)	Adjusted operating income growth was adjusted by the Board to remove results associated with Agena Bioscience Inc as it was acquired during fiscal year 2022 and non-recurring costs, including: acquisition and integration-related costs pertaining to the acquisition of Agena Bioscience Inc during fiscal year 2022.

Individual Performance

In addition to the company performance factor, an executive’s short-term incentive bonus may also depend on his or her achievement of individual objectives, which are reflected in the individual performance factor. After the fiscal year has ended, the CEO evaluates the individual performance of each of the other executive officers against his or her objectives and provides recommendations on individual performance to the Compensation Committee. The Compensation Committee considered Company performance and the performance of all NEOs in making an adjustment to the bonus payout for the CEO for the year. The Compensation Committee used the information gathered to recommend a bonus payout amount for each NEO for review and approval by the full Board.

Target bonus awards under the Short-Term Incentive Plan for the Company’s NEOs, as well as the actual amounts paid for performance in fiscal year 2022 were as follows:

Executive	Cash Bonus at 173% CPF	Actual Cash Payout	Adjustment % (+/- from 173% CPF)
Gary Owens	$1,072,600	$1,072,600	0%
John Sakys	380,600	380,600	0%
Greg DiNoia	266,420	213,136	-20%
Brian Archbold	250,850	200,680	-20%

In determining the individual performance modifier for executive officers, the CEO considered each executive’s individual accomplishments that helped the Company achieve significant progress on its growth strategy, including growing the business both organically and through further acquisitions, improving operational efficiency, and continuing to hire, develop, and retain top talent.

Mr. Owens earned an award consistent with the company performance factor. The factors contributing to his achievement included: solid financial results and strong strategic progress, such as the acquisition of Agena Bioscience Inc. and execution of the strategic plan.

Mr. Sakys earned an award consistent with the company performance factor. The factors contributing to his achievement included: solid execution during the Agena acquisition, consistent progress with internal financial models and analysis, establishment of strong capital measures, including implementation of an at-the-market offering, and strong behaviors consistent with company values.

Mr. DiNoia earned a reduced award compared to the company performance factor. The factors contributing to his award included: bookings growth for divisions of Mr. DiNoia’s responsibility achieved the planned level, behaviors consistent with strong executive leadership met expectations, the central marketing group delivered below plan, turnover was higher than plan, and support levels did not meet expectations during the acquisition of Agena Bioscience Inc.

Mr. Archbold earned a reduced award compared to the company performance factor. The factors contributing to his award included: a strong support of bookings growth initiatives, behaviors consistent with strong executive leadership, navigated supply chain issues with partial success which caused on time deliver and backlog metrics to fall below planned goals, gross margins fell below forecasted goals within the Calibration Solutions division, and did not navigate labor shortages with full success, including higher turnover than planned.

Equity Compensation

The Compensation Committee believes it is in the best interest of our shareholders to provide long-term incentives to each NEO through their ownership of our stock and through stock-based incentives. Stock ownership by our NEOs and stock-based incentives directly tie their long-term compensation to the performance of our share price. To achieve this alignment, we make stock option grants, and in some cases full-value awards, to each NEO at the time of hire. We also make stock option grants and full value award grants, which may be subject to performance conditions, on an annual basis under the 2021 equity plan. Pay Governance recommends equity compensation levels and mix for our NEOs. For fiscal year 2022, the Compensation Committee chose to grant a combination of non-qualified stock options and restricted stock unit awards as vehicles to reward our NEOs for enhancing long-term shareholder value. In previous years, the Compensation Committee also used PSUs as part of the annual equity grant to executives; however, uncertainties surrounding economic conditions made it prohibitively difficult to define appropriate performance metrics for PSUs at the time fiscal 2022 grants were being made, so only RSUs and stock options were used for fiscal year 2022, other than with respect to Mr. Owens, as described below under the heading "Performance-Share Unites - Special Award." The Compensation Committee determined a target grant value for each NEO and split the value approximately 65% in restricted stock units, and 35% in non-qualified stock options, other than our CEO, who received approximately 74% of his award in PSUs, 18% in RSUs, and 9% in non-qualified stock options.

Restricted Stock Units

Our NEOs received two restricted stock unit grants during fiscal year 2022:

One time bonus restricted stock units were granted to our NEOs on September 1, 2021 with a grant date fair value of $267.09 per share. The awards were granted by the Compensation Committee for successfully navigating the Company through the COVID-19 pandemic during fiscal year 2021. The awards vest on September 1, 2022, subject to the NEOs’ continued service in his position through each vesting date. The stock awards are disclosed in the Grants of Plan Based Awards table below.

Annual restricted stock units were granted to our NEOs on September 1, 2021 with a grant date fair value of $267.09 per share. The awards vest ratably on each of September 1, 2022, June 15, 2023, and June 15, 2024, subject to the NEOs’ continued service in his position through each vesting date. The stock awards are disclosed in the Grants of Plan Based Awards table below.

Performance Share Units

Special Award

On October 28, 2021, the Compensation Committee granted a special long-term equity award (the “Special Award”) to Mr. Owens. The Special Award consists of an award of performance share units covering a target of 40,000 shares that is subject to both performance and service conditions. The performance period of the award is the three-year period from April 1, 2021 through March 31, 2024 and the service period is the period commencing October 28, 2021 and ending on October 27, 2024, October 27, 2025, and October 27, 2026 on which dates eligible PSUs will vest and be distributed to Mr. Owens. The performance metrics are: cumulative GAAP revenues over the performance period, which will be weighted at 30%, and cumulative adjusted operating income over the performance period, which will be weighted at 70%, with both numbers derived from balances reported in Mesa’s Form 10-K for the fiscal year ending March 31, 2024.

The number of shares that will be issued to Mr. Owens may range from 0% to 100% of the targeted number of shares. Performance at above 80% of target is required for any shares to be eligible to vest. Performance between 80% and 100% of target will result in an interpolated number of shares being eligible to vest, from 0 shares up to the maximum 40,000 shares.

The award agreement contains acceleration provisions governing the treatment of the Special Award in the event of change of control of the Company or Mr. Owens’ termination of employment in certain circumstances.

The Compensation Committee believes that Mr. Owens’ achievements since assuming the role of CEO at Mesa stand out among competitors; therefore, this special award is intended to encourage his continued performance and his long-term retention in light of the high demand for executive talent in our industry. The Compensation Committee believes that this incentive grant to Mr. Owens is in the best interest of Mesa and its stockholders because it is intended to encourage Mr. Owens’s continued service and strategic leadership as CEO of Mesa.

Fiscal Year 2020 Performance Share Unit Award

In April, 2022 the Compensation Committee evaluated performance against the goals for the two metrics and certified the payout for the fiscal year 2020 PSUs at 124%. The performance period for PSUs granted in fiscal year 2020 ended as of March 31, 2022 and the service period ended June 15, 2022.

Company targets were set by the Compensation Committee based on our Company’s performance as a whole. For the purposes of evaluating company-wide growth the performance share awards consider a 3-year cumulative revenues growth rate compared to target and a 3-year cumulative adjusted operating income growth rate compared to target. The number of shares that can be earned under the award is determine by multiplying the target number of shares by the payout percentage, as summarized in the tables below.

Company-wide:

		3-Year Cumulative Revenue Growth versus Target ($ in millions)
		$392.92	412.02 (Target)	438.65
3-Year Cumulative AOI Growth versus Target	$110.64	0%
	118.34 (Target)		100%
	130.64			200%

Actual performance under the fiscal year 2020 PSU was as follows:

Metric	Weighting	Actual Cumulative Results (A) (in millions)	Actual Achievement versus Target
Company-wide targets:
Cumulative Revenues Growth	30%	$433.50	181%
Cumulative AOI Growth	70%	$118.35	100%

(A) Cumulative revenue is calculated as GAAP revenue in each of the fiscal years ended March 31, 2020, 2021 and 2022, adjusted to exclude revenues from the Packaging division, which we abandoned in fiscal year 2020. AOI is calculated as adjusted operating income (defined in the section "Company Performance Overview") for fiscal years ended March 31, 2020, 2021, and 2022, adjusted to add back additional non-cash inventory step ups associated with purchase accounting, and acquisition related costs, which are discussed in our Form 10-K.

2022 Non-Qualified Stock Options

Annual non-qualified stock options were granted to our NEOs on September 1, 2021. These awards were granted with an exercise price of $268.85, the closing price of our common stock on the grant date. The options vest ratably on each of the first three anniversaries of the grant date, subject to the NEOs’ continued service in his position through each vesting date. The stock options were granted with a 6-year term and are disclosed in the Grants of Plan Based Awards table below.

Other Benefits

In addition to the principal compensation elements described above, we offer to our executive officers with access to the same benefits we provide all of our full-time employees. As such, the NEOs have available various health, welfare and retirement (401(k)) benefits. The Company matches 100% of the first 4% of a participant’s compensation that is contributed by an eligible participant to the 401(k) plan, subject to the applicable limits imposed by the Code.

Employment and Change-in-Control Agreements

As of March 31, 2022, we have provided all NEOs employment agreements. The Compensation Committee believes that having these agreements in place helps to attract and retain talent. Furthermore, the Compensation Committee believes that the establishment of severance terms in advance allows NEOs to continue to focus on the business rather than on their personal circumstances in the event that a termination event does occur.

Compensation and Risk Oversight

We believe that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by significant weighting towards incentive compensation that provides a strong incentive for executives to produce value for shareholders. The combination of performance measures for the Short-Term Incentive Plan and incentive equity awards, and the multiyear vesting schedules for time-vested equity awards encourage executives to maintain both a short and a long-term view with respect to Company performance. We maintain an Insider Trading Policy for all employees. Our insider trading policy prohibits trading based on material non-public information, prohibits employees from hedging the Company’s stock, and establishes industry-standard blackout periods enforced through our equity administration system.

2021 Shareholder Say-On-Pay Vote

We provide our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs when required by SEC rules. At our annual meeting of shareholders in August 2021, based upon total shares voted, our shareholders approved our NEOs’ compensation, with approximately 85% voting in favor and approximately 8% voting against (with approximately 1% abstaining and approximately 6% of broker non-votes). Accordingly, the Compensation Committee concluded that our executive compensation programs generally meet the expectations of our shareholders.

Tax Considerations

In designing our compensation programs, we take into account the tax, accounting and disclosure rules associated with various forms of compensation, although the design of our programs is focused primarily on attracting and retaining the top talent in our industry and incentivizing those individuals to execute on the Company’s business strategy and to increase shareholder value.

For tax years beginning on or after January 1, 2018, the Tax Cuts and Jobs Act of 2017 generally eliminated the exception to the non-deductibility of compensation in excess of $1 million per year paid to certain executive officers of the Company (“covered employees”) under Section 162(m) of the Code for certain qualified performance-based compensation, and expanded the scope of “covered employees” whose compensation may be subject to this deduction limit to include the Company’s chief financial officer and former covered employees of the Company for tax years beginning after December 31, 2016. We intend to design programs that recognize a range of performance criteria important to our success, even though compensation paid under such programs may not be deductible.

Under Section 280G and Section 4999 of the Code, compensation that is granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” and, to such extent, will be non-deductible by the Company and will be subject to a 20% excise tax payable by the executive. Our compensation arrangements do not provide for gross-ups for this excise tax.

Section 409A of the Code prescribes various requirements regarding the timing of deferral elections, the timing of payments, and certain other matters affecting the operating of nonqualified deferred compensation plans. Failure to satisfy these requirements can expose our employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. We design our compensation programs with the intent that they comply with or be exempt from Section 409A of the Code, although there is no guarantee that any particular element of compensation will, in fact, be so compliant or exempt. Our compensation arrangements do not provide for gross-ups for any penalty taxes or interest that may be imposed under Section 409A of the Code.

Executive Compensation

Summary Compensation Table

The following table lists compensation awarded to or earned by the NEOs for the years ended March 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Gary Owens	2022	$579,231	$15,216,960	$1,200,052	1,072,600	$8,138	$17,306,341
CEO and President	2021	523,846	880,493	933,383	211,000	8,996	2,557,718
	2020	600,000	1,654,286	644,345	577,800	9,538	3,485,969

John Sakys	2022	366,785	758,535	375,007	380,600	12,189	1,893,116
Chief Financial Officer	2021	342,354	421,293	267,329	68,040	10,671	1,109,687
	2020	374,000	267,246	264,960	208,008	14,391	1,128,605

Greg DiNoia	2022	322,908	476,488	245,012	213,136	5,513	1,263,057
SVP Commercial	2021	312,407	331,206	204,742	38,395	10,337	897,087
	2020	341,285	204,828	202,983	144,328	5,545	898,969

Brian Archbold	2022	297,018	430,549	260,064	200,680	12,195	1,200,506
SVP of Operations and Continuous Improvement	2021	254,898	277,296	182,482	50,123	10,831	775,630
	2020	278,460	139,178	138,023	134,180	11,036	700,877

(1)	Cash salary was temporarily decreased for fiscal year 2021 and NEOs were provided RSUs with a one-year vesting period instead.
(2)

The amounts reported in the Stock Awards column reflect the grant date fair value of stock awards determined pursuant to ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in our Form 10-K (Note 11. Stock Transactions and Stock-Based Compensation) for fiscal year 2022. The grant date fair value for PSUs, which were granted during the years ended March 31, 2020 and 2019 is reported based upon the probable outcome of the performance conditions at the target level on the grant date. The value of the annual PSU awards granted in fiscal year 2019, assuming achievement of the maximum performance level of 400%, would have been: Mr. Owens: $3,983,313; Mr. Sakys: $1,289,173; Mr. DiNoia $771,960. The value of the annual PSU awards granted in fiscal year 2020, assuming achievement of the maximum performance level of 200%, would have been: Mr. Owens: $1,300,072; Mr. Sakys: $534,492; Mr. DiNoia $409,656; and Mr. Archbold: $278,356. The value of the Special Award of PSUs granted to Mr. Owens in fiscal year 2022, assuming achievement of the maximum performance level of 100%, would have been $10,187,600.

(3)	The amounts reported in the Option Awards column represent the grant date fair value of nonqualified stock option awards granted under the 2014 Equity Plan to each of the NEOs, calculated in accordance with ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Form 10-K (Note 11. Stock Transactions and Stock-Based Compensation) for fiscal year 2022.
(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the Company’s Short-Term Incentive Plan.
(5)	The amounts reported in the All Other Compensation column reflect 401(k) matching funds.

Grant of Plan-based Awards in Fiscal Year 2022

The following table sets forth certain information with respect to grants of plan-based awards for fiscal year 2022 with respect to our NEOs.

			Estimated future payments under non-equity incentive plan awards (1)			Estimated possible payouts under equity incentive plan awards
Name	Grant Date	Award Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)	Number of Securities Underlying Awards (2)	Grant Date Fair Value of Stock Awards ($)	Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Option Awards ($) (4)
Gary Owens	n/a	Short-term Incentive Plan	-	620,000	1,240,000
	6/8/2021	Restricted Stock Awards (6)							3,000	770,640
	9/1/2021	Restricted Stock Units (5)							4,025	1,075,037
	9/1/2021	Restricted Stock Units (7)							4,917	1,313,282
	9/1/2021	NQ Options									15,786	268.85	1,200,052
	10/28/2021	Performance Shares				-	40,000	40,000
John Sakys	n/a	Short-term Incentive Plan	-	220,000	440,000
	9/1/2021	Restricted Stock Units (5)							1,303	348,018
	9/1/2021	Restricted Stock Units (7)							1,537	410,517
	9/1/2021	NQ Options									4,933	268.85	375,007
Greg DiNoia	n/a	Short-term Incentive Plan	-	154,000	308,000
	9/1/2021	Restricted Stock Units (5)							780	208,330
	9/1/2021	Restricted Stock Units (7)							1,004	268,158
	9/1/2021	NQ Options									3,223	268.85	245,012
Brian Archbold	n/a	Short-term Incentive Plan	-	145,000	290,000
	9/1/2021	Restricted Stock Units (5)							546	145,831
	9/1/2021	Restricted Stock Units (7)							1,066	284,718
	9/1/2021	NQ Options									3,421	268.85	260,064

(1)	Each executive officer was eligible for a cash award to be paid under our short-term incentive bonus plan, described more fully in the “Short-Term Incentive Plan” discussion above. Our Short-Term Incentive Plan does not contain a formalized “threshold” level of performance that would entitle an executive to a minimum annual cash award. Amounts under Target reflect the target bonus, which would have been paid to the executive officer if achievement against targets resulted in a CPF of 100%. Amounts under Maximum reflect the bonus which would have been payable had achievement against targets been at the maximum level. Actual bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled Summary Compensation Table above.
(2)	Stock awards are reported at aggregate grant date fair value, as determined under applicable accounting standards. The holder of the restricted stock unit award does not have any voting, dividend, or other ownership rights in the shares of common stock subject to the award unless and until the award vests and the shares are issued.
(3)	All equity and option awards are denominated in shares of common stock and were granted under the 2021 Equity Plan.
(4)	Options vest ratably over a three-year period on September 1, 2022, June 15, 2023, and June 15, 2024. The options were valued pursuant to FASB Topic 718, using the Black-Scholes valuation model. The per share grant value was $76.02. The grant date fair value of nonqualified stock options is included in the “Option Awards” column of the Summary Compensation Table above for each executive officer for fiscal year 2022.
(5)	The Compensation Committee of the Board of Directors granted a special award to each of Mesa’s named executive officers in recognition of excellent performance navigating the company through the complexities of COVID-19. The RSUs vest in full one year from the date of grant. The RSUs were valued at $267.09 on the date of grant pursuant to FASB topic 718.
(6)	On June 8, 2021, the Compensation Committee of the Board of Directors modified a time-based restricted stock award granted to Mr. Owens during fiscal year 2017, distributing the remaining 3,000 restricted stock awards under the original grant. The original award required vesting of 1,000 awards on each March 20, 2022, March 20, 2023, and March 20, 2024. The value of the award on the modification date pursuant to FASB topic 718 was $256.88.
(7)	Restricted stock units granted as part of the NEO’s annual equity compensation. RSUs vest ratably over a three year period on each anniversary of the grant date. The RSUs were valued at $267.09 on the date of grant pursuant to FASB Topic 718.

Outstanding Equity Awards at March 31, 2022

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of March 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or other Rights that have not Vested ($)
Gary Owens	-	(9)	15,786	268.85	9/1/2027	8,942	(1)	2,277,438	(8)
	4,691	(10)	9,104	226.72	6/15/2026	1,369	(2)	348,671	(8)
	4,970	(11)	4,969	203.54	6/10/2025					3,218	(5)	819,592	(8)
	3,000	(12)	2,000	142.40	4/2/2024
	1,600	(13)	400	136.42	9/1/2023
	15,000	(14)	6,000	122.98	3/20/2025
						40,000	(3)	10,187,600	(8)
						3,000	(4)	730,500	(8)
John Sakys	-	(9)	4,933	268.85	9/1/2027	2,840	(1)	199,677	(8)
	1,344	(10)	2,607	226.72	6/15/2026	2,607	(2)	723,320	(8)
	2,044	(11)	2,043	203.54	6/10/2025					1,323	(5)	336,955	(8)
	1,500	(12)	1,000	142.40	4/2/2024
	2,800	(15)	700	122.66	4/3/2023
	4,427	(17)	1,073	141.12	4/1/2023
	2,200	(16)	-	51.85	4/1/2023
Greg DiNoia	-	(9)	3,223	268.85	9/1/2027	1,784	(1)	454,367	(8)
	1,029	(10)	1,997	226.72	6/15/2026	601	(2)	153,069	(8)
	783	(11)	1,565	203.54	6/10/2025					1,014	(5)	258,256	(8)
	-	(12)	540	142.40	4/2/2024	180	(6)	45,844	(8)
						280	(7)	71,313	(8)
Brian Archbold	-	(9)	3,421	268.85	9/1/2027	1,612	(1)	410,560	(8)
	-	(10)	1,612	226.72	6/15/2026	535	(2)	136,259	(8)
	-	(11)	1,064	203.54	6/10/2025					689	(5)	175,481	(8)
	-	(12)	420	142.40	4/2/2024	140	(6)	35,657	(8)
	145	(18)	145	129.10	1/8/2024
						77	(19)	19,611	(8)

(1)	Represents annual restricted stock unit granted on September 1, 2021. The restricted stock vests ratably on each of September 1, 2022, June 15, 2023, and June 15, 2024, subject to the NEOs’ continued service through each vesting date.
(2)	Represents annual restricted stock unit granted on June 15, 2020. The restricted stock vests ratably on each of the first three anniversaries of the grant date, subject to the NEOs’ continued service through each vesting date.
(3)	Represents one-time shares issuable under the performance share awards granted in fiscal year 2022, at the next level of achievement in excess of management’s assessment of probable achievement of specific performance criteria for the three-year period from April 1, 2021 through March 31, 2024.
(4)	Represents restricted stock units granted on June 15, 2019 as make whole awards. The RSUs granted to Mr. Owens began vesting in equal amounts on June 15, 2020, and on each of the four anniversaries thereafter.
(5)	Represents shares issuable under the performance share awards granted in fiscal year 2020, at the next level of achievement in excess of management’s assessment of probable achievement of specific performance criteria for the three-year period from April 1, 2019 through March 31, 2022.
(6)	Represents annual non-NEO restricted stock unit granted on April 2, 2018. The restricted stock units vest ratably beginning on June 15, 2019, and on each of the subsequent four anniversaries following that date, subject to the officers' continued service through each vesting date.
(7)	Represents restricted stock unit awards granted on November 6, 2017 as inducement awards in connection with acceptance of the SVP of Commercial Operations role. The restricted stock units vest ratably on each of the first five anniversaries of the grant date, subject Mr. DiNoia’s continued service through each vesting date.
(8)	Based on the closing stock price of our common stock on March 31, 2022 of $254.69 per share.
(9)

Non-qualified stock options granted on September 1, 2021. The non-qualified stock options vest ratably on each of September 1, 2022, June 15, 2023, and June 15, 2024, subject to the officers' continued service through each vesting date.

(10)	Non-qualified stock options granted on June 15, 2020. The non-qualified stock options vest ratably on each of the first three anniversaries of the grant date, subject to the officers’ continued service through each vesting date.
(11)	Non-qualified stock options granted on June 10, 2019. The non-qualified stock options vest ratably on each of the first four anniversaries of the grant date, subject to the officers’ continued service through each vesting date.
(12)	Non-qualified stock options granted on April 2, 2018. The non-qualified stock options vest ratably on each of the first five anniversaries of the grant date, subject the officers’ continued service through each vesting date.
(13)	Represents non-qualified stock options granted on September 1, 2017 as inducement awards. The non-qualified stock options vest ratably on each of the first five anniversaries of the grant date, subject Mr. Owens’ continued service as CEO through each vesting date.

(14)

Represents non-qualified stock options granted on March 20, 2017 as inducement awards in connection with acceptance of the CEO role. The non-qualified stock options vest ratably on each of the first seven anniversaries of the grant date, subject Mr. Owens’ continued service as CEO through each vesting date.

(15)

Represents stock options granted as annual awards on April 3, 2017. The stock options vest ratably on each of the first five anniversaries of the grant date, subject to Mr. Sakys’ continued service through each vesting date.

(16)

Represents stock options granted as annual awards on April 1, 2013. The stock options vest ratably on each of the first seven anniversaries of the grant date, subject to Mr. Sakys’ continued service through each vesting date.

(17)	Represents stock options granted as annual awards on April 1, 2015. The stock options vest ratably on each of the first seven anniversaries of the grant date, subject to Mr. Sakys’ continued service through each vesting date.
(18)	Represents non-qualified stock options granted on January 8, 2018 as inducement awards. The non-qualified options vest ratably on each of the first five anniversaries of the grant date, subject to Mr. Archbold's continued service through each vesting date.
(19)	Represents restricted stock unit awards granted on January 6, 2018 as inducement awards. The RSUs granted to Mr. Archbold vest in equal amounts on each of the first five anniversaries of the grant date, subject to Mr. Archbold's continued service through each vesting date.

Options Exercised and Stock Vested

The following table sets forth the aggregate dollar value realized by the NEOs upon the exercise of stock options and the vesting of stock awards during fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value Realized on Vesting ($) (3)
Gary Owens	-	-	20,985	5,506,091
John Sakys	10,758	2,167,375	5,762	1,517,135
Greg DiNoia	540	63,651	4,039	1,080,123
Brian Archbold	1,659	193,122	2,803	741,924

(1)	Determined by multiplying the number of options that were exercised during fiscal year 2022 by the difference between the per share closing price of our common stock on the date of exercise and the exercise price of the options, but not including any tax impact incurred in connection with such exercise.
(2)	Reflects the number of shares of Mesa common stock acquired on vesting of restricted stock units.
(3)	Determined by multiplying the number of restricted stock units by the market value of the underlying shares on the vesting date.

Potential Payments upon Termination or Change-in-Control

On September 29, 2021, Mesa entered into Amended and Restated Executive Employment Agreements with each of Messrs. Owens and Sakys and into Executive Employment Agreements with each of Messrs. Archbold and DiNoia (collectively, the "Employment Agreements").

The Amended and Restated Executive Employment Agreements amend, restate and supersede the Employment Agreement among the Company, and Mr. Owens dated April 7, 2017 and the Executive Employment Agreement among the Company and Mr. Sakys dated April 7, 2017.

The Employment Agreements have the same severance and other terms except for salary and position description. The Employment Agreements have indefinite terms and continue until terminated by either party.

In the event the Company terminates an executive officer’s employment without cause or the executive officer terminates his employment for good reason, the executive officer will receive: (i) an amount equal to one times the sum of (x) his base salary plus (y) target annual bonus, with such amount paid over the period of 12 months following the date of termination; (ii) an annual bonus for the year in which the termination of employment occurs based the greater of target or actual performance for the year, prorated to reflect the portion of the year elapsed prior to his termination of employment; (iii) payment equal to the cost for 24 months’ COBRA and continuation of group health plan coverage as of the date of his termination of employment, and his equity-based awards will be treated as follows: (a) All awards with greater than three years’ vesting schedule will become vested and exercisable for its full term pursuant to the applicable award agreement; (b) For equity with vesting schedules less than three years, (x) all restricted stock and options due to vest within the next 12 months will become vested, and options will remain outstanding and exercisable for 14 months, and (y) all performance shares will vest at the higher of actual performance or target.

In the event that the executive officer is terminated during the three months before or the 24-month period following a change in control of the Company, the executive officer will receive the severance pay and benefits listed above, except that (i) the severance amount will equal two times the sum of (x) his base salary plus (y) target annual bonus and will be payable in a lump sum within 60 days following the date of termination; (ii) pro rata bonus; and (iii) payment equal to the cost for 24 months’ continuation of COBRA and group health plan coverage as of the date of his termination of employment (which will be payable monthly and discontinued if the executive finds another position with medical insurance).

In the event that a change in control of the Company occurs, all unvested equity awards held by the executive officer will immediately vest, with any performance-based awards deemed to have been earned at the higher of actual performance or target. Options will remain outstanding and exercisable for their full term.

If the executive resigns voluntarily without good reason, he will receive no cash severance, and his equity-based awards will be treated as follows: (a) For equity with vesting schedules less than three years, (i) any vested options will be exercisable for the lesser of 90 days after the date of termination or the expiration of the maximum stated term of the option, and (ii) all performance-based awards that were held by executive officer for less than 12 months will be forfeited and all performance-based awards held by executive officer for more than 12 months will time-vest on the date of termination, will be pro-rated based on the number of full months during the applicable performance period through the date of termination and will be earned at the lesser of target level or actual performance at the end of the performance period. For Mr. Owens only, all unvested options held by Mr. Owens on the date of the employment agreement with seven years’ vesting schedule will vest on the date of termination.

Upon termination of employment by reason of an executive’s retirement at age 65 or after (“Normal Retirement”), in addition to any accrued payments and benefits, the executive will receive an annual bonus for the year in which the termination of employment occurs based the greater of target or actual performance for the year, prorated to reflect the portion of the year elapsed prior to his termination of employment.  In addition, all unvested equity-awards held by the executive shall continue to vest as if termination did not occur, all restrictions thereon shall lapse, and any performance-based awards shall be deemed to have been earned at actual performance as determined at the end of the applicable performance period. All equity awards that are options will be exercisable for their full remaining term under the applicable award agreement.

All severance payments are subject to the executive signing and not revoking a release of claims.

The Employment Agreements further provide that executive officers will be eligible to earn annual cash incentive bonuses and are eligible to participate in the employee benefit plans and programs generally available to the Company’s similarly situated senior executives. The executive officers are also eligible to receive annual long-term incentive equity grants at the discretion of the Compensation Committee.

The following table sets forth cash payments upon termination or change in control using cash salaries and cash bonuses as of March 31, 2022.

Name	Payment Type	Termination for Cause	Termination without Cause or for Good Reason	Termination without Cause or for Good Reason upon or after a Change in Control (4)
Gary Owens	Cash Payment (1)	$-	$1,240,000	$2,480,000
	Equity (2)	-	6,931,388	18,611,226
	Benefits Continuation (3)	-	14,824	14,824
	TOTAL	-	8,186,213	21,106,050
John Sakys	Cash Payment (1)	-	610,000	1,220,000
	Equity (2)	-	856,438	3,328,441
	Benefits Continuation (3)	-	11,858	11,858
	TOTAL	-	1,478,296	4,560,299
Greg DiNoia	Cash Payment (1)	-	495,285	990,570
	Equity (2)	-	573,137	1,201,924
	Benefits Continuation (3)	-	14,003	14,003
	TOTAL	-	1,082,425	2,206,497
Brian Archbold	Cash Payment (1)	-	465,000	930,000
	Equity (2)	-	465,234	913,515
	Benefits Continuation (3)	-	10,969	10,969
	TOTAL	-	941,203	1,854,483

(1)	This amount is based on the NEO’s salary as of March 31, 2022 and includes base salary continuation and cash bonus payout. Termination without cause or for good reason results in a bonus payout at target. Termination upon or after change in control results in a bonus payout at the greater of maximum target or the bonus amount paid in the prior year. Upon termination after change in control, eligible executives receive 24 months of salary and bonus.
(2)	If terminated without cause or for good reason, the executive receives the value of any vested awards, which is not an incremental benefit to the executive, as well as unvested equity awards that have an original vesting period greater than three years, and all equity awards that have a vesting period less than three years and are due to vest in the 12 months after the termination date. If terminated immediately before or within 24 months following a change in control, all unvested awards are immediately vested. The value of accelerating the vested and unvested stock awards was calculated by multiplying the number of shares underlying the NEO’s vested and unvested stock awards that were in-the-money at March 31, 2022 by the difference between the weighted average exercise price for awards in-the-money at March 31, 2022, and our closing price per share on March 31, 2022 (the last trading day of the period).
(3)	Benefits continuation is based on the actual company-paid amount of health benefits for the executive during the most recent fiscal year.
(4)	Reflects amounts the executive may receive if both a change in control of Mesa Laboratories occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If the Termination occurs immediately prior to or within twenty four (24) months following a Change of Control, all unvested Equity Awards will immediately become 100% vested, while all other terms, conditions and restrictions of the original grant and the respective Equity Plan(s) for both vested and unvested Equity Awards shall remain, including the period during which Equity Awards may be exercisable.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Owens, to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).

For fiscal year 2022, the total annual compensation of the median employee of the Company and its subsidiaries (other than the Chief Executive Officer) was $64,176. Based upon the total compensation for fiscal year 2022 reported for Mr. Owens of our ratio of CEO to median employee pay was 270 to 1.

For our fiscal year 2022 ratio, we determined the median compensated employee based on salary, bonus, and grant date fair value of stock options and RSUs granted during the fiscal year for all our employees except Mr. Owens as of March 31, 2022. We annualized this compensation for employees who did not work the entire year, except for employees designated as temporary.

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Mesa Labs under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Mesa Labs specifically incorporates this report by reference therein.

The Compensation Committee of Mesa Laboratories, Inc.'s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is given by the following members of the Compensation Committee:

The Compensation Committee

Shannon M. Hall, Committee Chairperson

Evan C. Guillemin

Shiraz S. Ladiwala

Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our equity compensation plans as of March 31, 2022. All options reflected are options to purchase common stock.

	(a) Number of Securities to be Issued upon Exercising of Outstanding Options and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (2)
Equity Compensation Plan Approved by Security Holders	305,854	$167.14	202,627
Equity Compensation Plans Not Approved by Security Holders	None	N/A	None
Total	305,854	$167.14	202,627

(1)

Includes shares issuable in connection with awards with performance conditions, which will be issued based on achievement of performance criteria associated with the awards, with the number of shares issuable dependent on our level of performance. We have accounted for the shares based on the current achievement as of March 31, 2022. The weighted average exercise price in column (b) includes the weighted average exercise price of options only.

(2)	Includes 202,627 shares remaining available under the 2021 Equity Plan. Each share underlying a full value award such as restricted stock or performance share counts as one share used against the total number of securities authorized under the plan.

ITEM 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers. This vote is advisory and not binding on our Company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns. We currently hold a "say-on-pay" proposal on an annual basis.

Executive Compensation Disclosures

We urge shareholders to read the Compensation Discussion and Analysis section above, which describes in more detail how our executive compensation policies and procedures are designed to achieve our compensation objectives, as well as the Executive Compensation section and related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement have supported and contributed to our success.

Say-on-Pay Resolution

The Compensation Committee of our Board of Directors believes that our executive compensation programs continue to emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that have aligned the interests of our officer team with those of our shareholders. Accordingly, we are asking our shareholders to approve the following resolution: “RESOLVED, that the compensation paid to the company's named executives officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This proposal will be approved if the number of votes cast in favor exceed the number of votes cast against.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS TO OUR SHAREHOLDERS THAT THEY VOTE “FOR”

APPROVAL, ON AN ADVISORY BASIS, OF OUR EXECUTIVE COMPENSATION

AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3

RATIFICATION OF THE APPOINTMENT OF Plante &

Moran, PLLC AS INDEPENDENT AUDITORS

The Audit Committee, which is responsible for the appointment, compensation and oversight of our independent auditors, has again engaged Plante & Moran, PLLC to serve as our independent auditors to audit our consolidated financial statements for the year ending March 31, 2023. Although it is not required to do so, our Board of Directors wishes to submit the appointment of Plante & Moran, PLLC for shareholder ratification at the Annual Meeting. If shareholders do not ratify the appointment of Plante & Moran, PLLC, the committee will reevaluate the appointment. Even if the appointment is ratified by our shareholders, the Audit Committee may in its sole discretion terminate the appointment at any time during the year, if it determines that such a change would be in the best interests of our Company and our shareholders. A representative of Plante & Moran, PLLC will be present at the Annual Meeting, will have an opportunity to make a statement if he so desires, and will be available to respond to appropriate questions.

The Audit Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the committee in deciding whether to retain include:

●

Plante & Moran, PLLC's capabilities considering the scope and complexity of our business, and the resulting demands placed on Plante & Moran, PLLC in terms of technical expertise and knowledge of our industry and business;

●	the quality and candor of Plante & Moran, PLLC's communications with the committee and management;
●	Plante & Moran, PLLC's independence;
●

the quality and efficiency of the services provided by Plante & Moran, PLLC, including input from management on their performance and how effectively they demonstrated its independent judgment, objectivity and professional skepticism;

●	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) reports on Plante & Moran, PLLC and its peer firms; and
●

the appropriateness of Plante & Moran, PLLC's fees, and its tenure as our independent auditor, including the benefits of a longer tenure, and the controls and processes in place that help ensure Plante & Moran, PLLC's continued independence.

Based on this evaluation, the Audit Committee and the Board believe that retaining Plante & Moran, PLLC to serve as our independent registered public accounting firm for fiscal year 2023 is in the best interests of Mesa and our shareholders.

The Audit Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Prior to the mandatory rotation period, at the committee’s instruction, Plante & Moran, PLLC will select candidates to be considered for the lead engagement partner role, who are then interviewed by members of our management. After considering the candidates recommended by Plante & Moran, PLLC, management makes a recommendation to the committee regarding the new lead engagement partner. After discussing the qualifications of the proposed lead engagement partner with the current lead engagement partner, the members of the committee, individually and/or as a group, will interview the leading candidate, and the committee then considers the appointment and approves the selection as a committee. A new lead engagement partner was appointed for the fiscal year 2023 audit.

The Audit Committee charter sets out procedures that the Company must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. All services performed by Plante & Moran, PLLC for the years ended March 31, 2022 and 2021 were pre-approved by the Audit Committee in accordance with this policy, following a determination by the committee that the fees to be paid to Plante & Moran, PLLC in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Plante & Moran, PLLC as our independent auditors.

Plante & Moran, PLLC (formerly EKS&H LLLP, Denver, Colorado), has conducted the audits of our accounting records since 1986 and the Audit Committee has selected the same firm to audit our accounting records for the year ending March 31, 2023.

The following table presents fees for professional services rendered by Plante & Moran PLLC, our independent registered public accounting firm, for the audit of our financial statements, and the fees for other services:

	Year Ended March 31,
Type of Fees	2022	2021
Annual audit and quarterly review	$664,018	$511,717
Audit-related fees	254,927	14,839
Tax-related fees	86,000	41,970
All other fees	-	-
Total	$1,004,945	$568,526

Fees for audit services include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and comfort letters associated with our financing transactions. Audit-related fees principally include work performed in connection with acquisitions, accounting consultations, audits in connection with consummated acquisitions, employee benefit plan audits, and out-of-pocket expenses for audit related services rendered during the year. Tax fees consist primarily of transfer pricing work.

This proposal will be approved if the number of votes cast in favor exceed the number of votes cast against.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS TO OUR SHAREHOLDERS THAT THEY VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF Plante & Moran, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2023.

ITEM 4

NON-BINDING, ADVISORY VOTE REGARDING THE FREQUENCY OF VOTING ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), and the related rules of the SEC, the Company is providing shareholders a non-binding advisory vote to approve the frequency of future advisory votes on the compensation of our named executive officers. At our 2019 Annual Meeting of Shareholders, our shareholders indicated their preference for us to hold advisory votes on executive compensation on an annual basis and our board of directors subsequently determined that we would hold an annual advisory vote on executive compensation. Accordingly, the current frequency of our advisory votes on executive compensation is once every year.

As required by Section 14A of the Exchange Act, the Company is providing shareholders with a non-binding, advisory vote on the frequency with which the Company’s shareholders shall have the advisory, non-binding “say-on-pay” vote on compensation paid to our named executive officers provided for in Proposal 2, as set forth above.

The Board believes that an annual shareholder vote on the compensation paid to our named executive officers represents a best practice in corporate governance and will provide the Board with current information on shareholder sentiment about our executive compensation program and enable the Board to respond timely, when deemed appropriate, to shareholder concerns about the program.

The Company is presenting this Proposal 4, which gives you as a shareholder the opportunity to inform the Company as to how often you wish us to include a proposal, similar to Proposal 2 above, in our proxy statement.  In particular, we are asking whether the advisory vote should occur every year, every two years or every three years.  The Board recommends that you support a frequency period of every year for future non-binding, advisory shareholder votes on the compensation paid to our named executive officers. Shareholders are being asked to vote on the following non-binding advisory resolution:

RESOLVED, that the frequency of once every one, two or three years that receives the highest number of votes cast for this non-binding advisory resolution will be considered to be the preferred frequency of the shareholders with which the Company is to hold future non-binding shareholder advisory votes on the compensation paid to our named executive officers set forth in the Company’s proxy statement.

Vote Required

As with your vote on Proposal 2, your vote on this Proposal 4 is an advisory vote, which means that the Company and the Board are not required to take any action based on the outcome of the vote. However, our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote in favor of one frequency over the other options, we will consider our shareholders’ sentiment and the Board will evaluate any appropriate next steps.

Shareholders may vote for 1, 2 or 3 years, or may abstain. If there is no designation on any proxy as to how the shares represented should be voted, the proxy will be voted for a frequency of every year. The advisory vote on frequency will be determined based on the number of years which receives the most votes cast. Shares of common stock that are present at the Annual Meeting but abstain from voting on such proposal are not treated as votes cast and will have no effect on the outcome of the vote on this proposal. Also, broker non-votes will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” A RESOLUTION THAT PROVIDES FOR A FREQUENCY OF EVERY YEAR FOR FUTURE NON-BINDING, ADVISORY SHAREHOLDER VOTES ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three non-employee directors of the Company. All members are independent as defined under applicable Nasdaq rules. The Audit Committee held four meetings during fiscal year 2022. The Audit Committee operates under a written charter adopted by our Board of Directors.

In connection with the March 31, 2022, financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements as of March 31, 2022 and for the year then ended with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301, Communication with Audit Committees and matters required by applicable requirements of the PCAOB and SEC; (3) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, and (4) discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2022, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Evan C. Guillemin, Committee Chairperson

John B. Schmieder

Jenny Alltoft

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, our executive officers and/or holders of 5% or more of our voting securities (collectively, “related persons”), on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the charter of the Audit Committee provides that the committee shall review and approve all related party transactions.  During fiscal year 2022, there were no transactions, arrangements or relationships required to be disclosed under Item 404 of SEC Regulation S-K, which generally applies to transactions in which the company is a participant, any related person is a party, and the amount involved exceeds $120,000.

PROPOSALS OF SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in our proxy materials for the 2023 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be timely, a shareholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than March 16, 2023.

If a shareholder wishes to present a proposal or nominate a candidate for director at the Company’s 2023 annual meeting of shareholders and the proposal or nomination is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance notice to the Company within the time periods set forth in the Company’s bylaws and must comply with the other requirements set forth in the bylaws. Subject to certain exceptions, to be timely under the bylaws, a proposal must be received no fewer than 80, and no more than 90, days prior to the first anniversary of the prior year’s annual meeting of shareholders, or, in the case of the 2023 annual meeting of stockholders, between May 26, 2023 and June 7, 2023.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than June 27, 2023.

ANNUAL REPORT

The Annual Report to Shareholders concerning the operations of the Company during the fiscal year ended March 31, 2022, including audited consolidated financial statements for the year then ended, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 are available on our website at https://investors.mesalabs.com/financials. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not to be considered a part of the soliciting material.

OTHER BUSINESS

Our management is not aware of any other matters which are to be presented at the meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED March 31, 2022 TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON July 1, 2022. ANY REQUEST BY A SHAREHOLDER FOR OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR SECRETARY, MESA LABORATORIES, INC., 12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO 80228.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

/s/ Gary M. Owens

Gary M. Owens	July 14, 2022

Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

MESA LABORATORIES, INC.

TO BE HELD Friday, August 26, 2022

The undersigned hereby appoints Gary M. Owens as the lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of Mesa Laboratories, Inc. held of record by the undersigned as of the close of business on July 1, 2022, at the Annual Meeting of Shareholders to be held on Friday, August 26, 2022, or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the director candidates named below, FOR Proposals 2 and 3 and ONE YEAR with respect to Proposal 4:

1. ELECTION OF DIRECTORS

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as marked to the contrary below)	(to vote for all nominees listed below)

J. Alltoft	S. Ladiwala	S. Hall	T. Tripeny	G. Owens	J. Schmieder	J. Sullivan

(INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.)

2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the Executive Compensation section of our Proxy Statement.

FOR	AGAINST	ABSTAIN

3. To ratify the appointment of Plante & Moran, PLLC as the Company’s independent registered public accounting firm for the year ending March 31, 2023.

FOR	AGAINST	ABSTAIN

4. Non-binding, advisory vote regarding the frequency of voting on the compensation paid to the Company's named executive officers.

1 Year	2 Years	3 Years	☐ Abstain

In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

Please sign exactly as name appears below. When shares are held joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ____________________	___________________________________ Signature ___________________________________ Signature if held jointly PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING